JetBlue Airways Corporation
2011 Incentive Compensation Plan
RSU Award Agreement

“Participant”:

“Date of Award”: [____________], 20__

This Award Agreement, effective as of the Date of Award set forth above, sets forth the grant of Restricted Stock Units (“RSUs”) by JetBlue Airways Corporation, a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the JetBlue Airways Corporation 2011 Incentive Compensation Plan (the “Plan”). All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

Participant understands and agrees that the RSU grant is awarded subject to and in accordance with the terms of the Plan. Participant hereby acknowledges the receipt of electronic delivery of the official prospectus for the Plan located in the documents library and at http://sites.jetblue.com/sites/Finance/StockOptions/default.aspx. A copy of the Plan is available upon request made to the Corporate Secretary at the Corporation’s principal offices.
The parties hereto agree as follows:

(A)
Grant of RSUs. The Company hereby grants to the Participant ______ [NUMBER] RSUs, subject to the terms and conditions of the Plan and this Award Agreement. Each RSU represents an unfunded and unsecured right to receive one share of Common Stock in the future.

(B)	Vesting and Settlement of RSUs.

(1)
The Period of Restriction applicable to the entire RSU grant shall commence on the Date of Award. Subject to the Participant’s continued employment with the Company or an Affiliate (the “Company Group”), the RSUs shall vest, and the Period of Restriction shall lapse, in equal installments on each of the first, second and third anniversaries of the Date of Award (each such anniversary, a “Vesting Date”). Any RSUs as to which the Period of Restriction has not lapsed prior to the date of the Participant’s Termination of Service shall be immediately forfeited, except as otherwise provided in Section (C) below.

(2)	Each vested RSU shall be settled through the delivery of one Share no later than the last business day of the month in which the Vesting Date occurs (the “Settlement Date”).

(3)
The Shares delivered to the Participant on the Settlement Date (or such earlier date determined in accordance with section (D)) shall not be subject to contractual transfer restrictions (other than as provided in Sections (F)(2) and (F)(7) below, in the Plan and pursuant to the Company’s insider trading policies) and shall be fully paid, non-assessable and registered in the Participant’s name.

(C)	Termination of Service.

(1)
Upon the Participant’s Termination of Service under any circumstances, any RSUs that have not been settled in accordance with Section (B) hereof prior to the date of such Termination of Service shall be immediately and unconditionally forfeited, without any action required by the Participant or the Company

(2)
Notwithstanding (1) above, upon a Termination of Service due to the Participant’s (a) Disability (as defined below) or (b) death, any such outstanding RSUs shall be distributed in Shares on a pro-rated basis in accordance with the following formula: (A)(i) the total number of RSUs multiplied by (ii) a fraction, the numerator of which is the number of days from the Date of Award through the date of such Termination of Service and the denominator of which is 1,096 (rounded down to the nearest whole share), less (B) the number of RSUs as to which the Period of Restriction has previously lapsed. Such distribution referenced in this section (C)(1) shall be made following such Termination of Service and no later than the last business day of the month following such Termination of Service (or as soon as administratively practicable thereafter).

(3)
Notwithstanding (1) above, upon a Termination of Service due to the Participant’s Retirement (as defined below), such RSUs shall continue to vest as if the Participant remained in Service with the Company Group.

(4)	For the purposes of this Award Agreement,

i.
“Disability” means “long-term disability” as such term is defined in the Company’s Long Term Disability Plan for full-time crewmembers in effect from time to time, to the extent consistent with Code Section 409A;

ii.
“Retirement” means voluntary Termination of Service by the Participant on or after the date on which the sum of the Participant’s age and years of service as an employee of the Company Group is at least sixty-five (65); provided, however, that the Participant has both (i) attained the age of 55, and (ii) completed ten (10) years of service as an employee of the Company Group.

(5)
Notwithstanding the Section (C)(1) to the contrary, if at the time of the Participant’s Termination of Service, the Participant is a “specified employee” within the meaning of Code Section 409A, any delivery of Shares hereunder that constitutes a “deferral of compensation” under Code Section 409A and that would otherwise become due on account of such Termination of Service shall be delayed, and such Shares shall be delivered in full upon the earlier to occur of (i) a date during the thirty-day period commencing six months and one day following such Termination of Service and (ii) the date of the Participant’s death.

(D)
Change in Control. The RSU grant awarded under this Award Agreement is subject to the provisions of Section 15 of the Plan; provided, however, that if a Change in Control occurs that does not constitute a “change in control event,” within the meaning of Treasury Regulations Section 1.409A-3(i)(5), then any accelerated payment or settlement of the RSUs in accordance with Section 15 of the Plan that constitutes a “deferral of compensation” under Code Section 409A shall be made at the times specified in Sections (B) and (C) hereof as if such Change in Control had not occurred.

(E)
Transferability. RSUs are not transferable other than by last will and testament, by the laws of descent and distribution. Further, except as set forth in the Plan, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant, or in the event of the Participant’s legal incapacity, the Participant’s legal guardian or representative.

(F)	Miscellaneous.

(1)
The Plan provides a complete description of the terms and conditions governing all RSUs granted thereunder. This Award Agreement and the rights of the Participant hereunder are subject to the terms and conditions of the Plan, as amended from time to time, and to such rules and regulations as the Committee may adopt for the administration of the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement.

(2)
The Committee shall have the right to impose such restrictions on any shares acquired pursuant to RSUs as it deems necessary or advisable under applicable federal securities laws, international laws, rules or regulations, the rules and regulations of any stock exchange or market upon which such shares are then listed and/or traded, and/or under any blue sky or state securities laws applicable to such shares. It is expressly understood by the Participant that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to administer the Plan and this Award Agreement, all of which shall be binding upon the Participant.

(3)
The Participant acknowledges that the incentive compensation covered by this Award Agreement and the RSUs granted hereunder are subject to Sections 20 and 21 of the Plan, including the Company’s recoupment policy, as may be amended or superseded from time to time by the Board or otherwise in response to changes in applicable laws, rules or regulations.

(4)
The Board may at any time, or from time to time, terminate, amend, modify or suspend the Plan, and the Board or the Committee may amend or alter this Award Agreement at any time; provided, however, that no termination, amendment, modification, alteration or suspension shall materially impair the previously accrued rights of the Participant with respect to the RSUs granted pursuant to this Award Agreement, without the Participant’s consent, except as otherwise provided by the Plan.

(5)
This Agreement and any payment or delivery of Shares under this Agreement are intended to comply with Section 409A of the Code (“Section 409A”) and shall be administered and construed in accordance with such intent. In furtherance, and not in limitation, of the foregoing: (a) in no event may the Participant designate, directly or indirectly, the calendar year of any payment or delivery of Shares to be made hereunder; and (b) notwithstanding any other provision of this Award Agreement to the contrary, a Termination of Service hereunder shall mean and be interpreted consistent with a “separation from service” within the meaning of Section

409A with respect to any payment or delivery of Shares hereunder that constitutes a “deferral of compensation” under Section 409A that becomes due on account of such separation from service. Notwithstanding the forgoing or any provisions of the Plan or this Award Agreement, if the Company determines that any provision of this Award Agreement or the Plan contravenes Section 409A or could cause the Participant to incur any additional tax, interest or penalties under Section 409A, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A, or to avoid the incurrence of any additional taxes, interest and penalties under Section 409A, and/or (ii) maintain, to the extent reasonably practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A. This Section F(5) does not create an obligation on the part of the Company to modify the Plan or this Award Agreement and does not guarantee that the Participant will not be subject to taxes, interest and penalties under Section 409A.

(6)
Delivery of the Shares underlying the RSUs upon settlement is subject to the Participant satisfying all applicable federal, state, local and foreign taxes (including the Participant’s FICA obligation) upon settlement or earlier, to the extent required by applicable law. The Company shall have the power and the right to (i) deduct or withhold from all amounts payable to the Participant pursuant to the RSUs or otherwise, or (ii) require the Participant to remit to the Company, an amount in cash sufficient to satisfy any applicable taxes required by law whenever arising with respect to the RSUs. Further, the Company may permit or require the plan administrator or Participant to satisfy, in whole or in part, the tax obligations by withholding Shares that would otherwise be received upon settlement of the RSUs.

(7)
In furtherance and not in limitation, of the foregoing Section (F)(6), in the event that the Participant is an employee of the Company Group and becomes eligible to Retire but does not Retire, the Participant shall at that time become responsible for payment of all FICA and any other taxes with respect to his or her outstanding RSUs. Accordingly, the Participant acknowledges that the Company may, at that time or when deemed administratively necessary by the Company, withhold from the Participant’s paycheck, funds necessary to cover such obligations, and the Company shall remit said funds to the proper authorities. The Participant shall not have the right to elect whether payment of FICA shall be made in the form of cash or through withholding Shares otherwise payable on settlement of the RSUs and such determination shall be made by the Company. To the extent the Participant incurs a Termination of Service for any reason, Participant acknowledges that she or he is solely responsible for the recovery, from the U.S. government or instrumentality thereof, of any over withholdings pursuant to this subparagraph. This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, or the Committee determines are advisable. The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising his or her rights under this Award Agreement.

(8)
All obligations of the Company under the Plan and this Award Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.